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[translation]


                                                                    EXHIBIT 4.9


                               NETWORK ASSOCIATES

                            SOFTWARE LICENSE CONTRACT

Crayfish Co., Ltd., a Japanese corporation whose main office is located on 6th floor, WICS Building, 2-1, Ikebukuro 2-chome, Toshima-ku, Tokyo (referred to as "Crayfish" below), and Network Associates Co., Ltd., a Japanese corporation whose main office is located on 20th floor Shibuya Mark City West, 12-1, Dogenzaka 1-chome, Shibuya-ku, Tokyo (referred to as "NAC" below), have agreed to the following as concluded in this contract dated on March 4, 2002, (referred to as "date of issue" below).


                                    PREAMBLE

NAC is the agency in charge of sales for its parent company, Network Associates Inc. of Delaware, the United States of America (referred to as "NAI" below), dealing in computer software and hardware products designed, developed, or sold by NAI.

Crayfish is a provider which offers e-mail services to its customers. Crayfish wishes to offer scanning offer (as defined below) to its customers through use of NAC's specific product, as defined in Attachment B, at the network management center of Crayfish.

For this purpose, NAC wishes to grant Crayfish the rights to use the specific products of NAC.

This contract includes attachments A, B, and C. There are two originals of this contract, one of which is held by Crayfish and the other is held by NAC.

Attachment A: License Conditions End User License Agreement
Attachment B: McAfee Product End User License Agreement
Attachment C: Webshield e500 Appliance Support Contract Agreement


                              TERMS AND CONDITIONS

ARTICLE 1  DEFINITIONS

In this contract, definitions of each term are as follows unless specifically defined otherwise.

1. "License Program" refers to the computer program of NAC as defined in Attachment A. Should upgraded versions be stated or mentioned in Attachment A, then any corrected or improved versions provided by NAC will also be covered by the term "License Program". The term "License Program" does not include source codes or versions other than Japanese versions.

2. "Designated Service" refers to the product or service which Crayfish supplies to its end users. "Designated Service" consists of the combination of products or services developed or manufactured originally by Crayfish and includes use of the license program defined in Attachment A.

3. "Appliance Product" refers to a product for which the rights for sales in Japan are held by NAC, as defined in Attachment A.

4. "End User" refers to individuals or companies residing in Japan that use the designated service for their own purposes (these purposes do not, under any circumstances, include resale, re-offering, or the outsourcing of such services, regardless of whether such activities are offered in return for financial reward or offered free of charge).

5. "End User License Agreement" refers to the license agreement written by NAC, which states conditions for end users pertaining to the use of the license program (the most recent copy of the agreement at the time of contract conclusion is attached as Attachment B and is subject to change by
     NAC). "End User License Agreement" also refers to the license agreement between Crayfish and its end users, which has virtually the same conditions as the agreement between NAC and its end users.

6. "Scanning Offer" refers to the service provided by Crayfish which allows end users to scan SMTP (e-mail), POP3 (e-mail), HTTP (Web pages), and/or FTP (File Transfer Protocol) by installing license programs at the network management center of Crayfish or by connecting to an appliance product and using the licensing program. The main function of the scanning offer must not be the licensing program itself.

7. "e-mail box" refers to individual addresses or accounts receiving messages or data, regardless of whether such boxes are for individual or group use. In the case of this contract, "e-mail box" refers to an e-mail box set at the network management center of Crayfish.

8. "Royalty" refers to the "Annual License Fee" and the "Monthly Service Usage Fee" as defined in Attachment A.

9. "Derivative Work" refers to any work created by adapting or modifying the license program and includes revisions, changes, translations, abridged translations, summaries, and extensions of the license program (including related and attached documents).

ARTICLE 2  GRANTS AND RESTRICTIONS

Subject to the regulations of this contract, NAC hereby grants Crayfish the non-exclusive, non-transferable rights to use as defined below:

1. Crayfish may offer the designated services of the Scanning Offer to its End Users by installing the License Program at the network management center of Crayfish or by connecting to the appliance product.

2. Crayfish may copy and use the License Program to the extent required to make use of the Scanning Offer. Crayfish does not, however, have the right to use the License Program as an End User or to use the License Program for its own internal purposes except in the manner stated in Attachment A.

3.   The name of the designated service of Crayfish is defined in Attachment A.

4. Crayfish may not resale or re-grant the license program as a stand-alone product. The license program should always be used as part of the designated service structure of Crayfish.

5. Crayfish has purchased an appliance product for the designated service as defined in this contract. Crayfish may use the appliance product only to offer the designated service.

6. Crayfish may not acquire any rights to the source code of the license program. Crayfish may not create derivative works or translations of the license program, undertake reverse engineering, decompiling, disassembly or the execution of other attempts to access the source code. Additionally, Crayfish may not grant any third party the right to undertake such actions.

7. This contract does not grant the rights to offer the Scanning Offer electronically via online services such as the Internet and Web sites.

8.   The sales territory of Crayfish is limited to Japan only.

9. The rights of Crayfish stated in this contract pertain only to the Scanning Offer of the data with regard to its End Users. This contract does not grant Crayfish the rights for the sales or trust business of the Scanning Offer. Any use or copying of the License Program done by Crayfish is strictly forbidden unless Crayfish makes the appropriate Royalty payments. All rights not expressively set forth for Crayfish hereunder are reversed by NAC.


ARTICLE 3  HANDOVER

NAC offers the License Program to Crayfish upon conclusion of this contract. Crayfish may then download the renewed version of the License Program at any time provided that the upgraded version is stated in Attachment A. Crayfish is then entitled to use the License Program for the provision of the designated service.


ARTICLE 4  MARKETING

Crayfish may not sell products that are equivalent to the License Program and should make appropriate and sincere efforts for the sales promotion and marketing of the designated service.


ARTICLE 5  ROYALTIES AND PAYMENT

1. Following the regulations stated in Attachment A, Crayfish must pay NAC the annual license fee and the monthly service usage fee. The monthly service usage fee must be paid for all of the e-mail boxes offered by Crayfish as part of the designated service. In accordance with the regulations stated in Attachment A, Crayfish must submit a report, signed and sealed by an executive, which states the number of e-mail boxes offered by Crayfish as part of the designated service. The report should also state a calculation of the amount of the service usage fee.

2. The conditions of payments made by Crayfish to NAC are defined in Attachment A. In the event that Crayfish fails to make payment in accordance with the definition stated in Attachment A, a monthly delayed rate of interest of 1.5% will be added (the delayed interest rate granted by law will be applied if it is below 1.5%).

3. Crayfish is to add consumption tax to the amount of payment designated in this contract.


ARTICLE 6  PRESERVATION AND REPORTING OF RECORDS

1. Crayfish must retain data pertaining to the sales of the License Program or the designated service to its End Users throughout the term of this contract. Crayfish must retain the aforementioned data for a period of two years following the termination of this contract.

2. In order to confirm that the conditions of this contract are satisfied, NAC may name a CPA (selected in an appropriate manner) and carry out an audit of the records of Crayfish as designated in the item stated above. This audit should not be conducted more than once in a quarter and should be held at the office of Crayfish during its office hours. Prior written notice of this audit must also be given to Crayfish at least 15 days prior to the audit. The expense of such audits will be borne by NAC. In the event that an outstanding Royalties exceeding 10% of the required license fee are discovered, Crayfish will be responsible for the expenses of the audit. Such outstanding Royalties must be paid within 30 days of the day of the audit.

ARTICLE 7  DISPLAY OF TRADEMARK AND COPYRIGHT ATTRIBUTION

1. Regarding the trademark of NAC used in the distribution of its License Programs, all rights belong to NAC or NAI. When such trademarks are used it must also be stated that these trademarks are the property of NAI. This contract does not grant Crayfish any license regarding such trademarks other than the right to use the required trademark when using or copying the License Program granted to Crayfish in this contract. Crayfish must display the attribution of rights regarding the License Program in accordance with the "Guidelines for the use of the trademark" stated by NAC, which must be properly updated and submitted to Crayfish. In the event that the aforementioned regulation is violated, the situation will be treated as in the case stated in Section 15, item 2.

2. During sales promotion and distribution of the designated service, Crayfish must display the attribution of rights regarding the ownership of the License Program and its attached documents. Crayfish must make appropriate efforts to engage in business practices which allow its sales agencies to follow this regulation.


ARTICLE 8  ATTACHED DOCUMENTS

1. The right to copy the attached documents pertaining to the License Program (including manuals), prices, and conditions are agreed between both parties. These rights are granted only as defined in Attachment A.

2. Crayfish may purchase a manual for the License Program at the price suggested by NAC. In such a case, Crayfish must prepare an adhesive label bearing Crayfish's name and address and affix the sticker to the manual. Crayfish's information should be added to NAC's name, and the name NAC and display of its ownership attribution must not be hidden, obscured, or erased. Crayfish shall not sell the license program manual as a single product.


ARTICLE 9  SALES TO END USERS AND EXPORT CONTROLS

1. Crayfish must not grant its End Users any warranty or right that exceeds the regulations stated in the End User License Agreement. In this contract, NAC does not hold any contracts with the end users of Crayfish.

2. In the event that Crayfish makes use of sales distributors in order to distribute the service designated, Crayfish must ensure that such distributors follow Crayfish's obligations regulated in this contract.

3. Crayfish should be aware that the export or re-export of NAC's products and services (together, referred to as "products" below) is subject to the export controls of the United States as well as Japanese law. Crayfish should also be aware that it is prohibited to diffuse any products, technical data, or services which violate the laws and management controls of the United States. There are no circumstances under which either NAC's products or the services using NAC's products may be offered, sold, forwarded, exported or re-exported into (or to a national or resident of) Cuba, Iran, Iraq, Libya, North Korea, Syria, Sudan or any other country to which the United States has embargoed goods. Additionally, Crayfish may not export or re-export to countries to which the Bureau of Export Administration of the United States or other federal bureaus reserve, cancel or deny export permissions. Certain products of NAC may include encryption technologies that should not be offered to "governmental organization users (as defined below)" outside the United States. Crayfish should be aware that certain services using such products may not be offered to such "governmental organization users." Except for encryption listed as "retail qualified" by the export controls of the United States, Crayfish may not offer, sell or transfer any products or services that include encryption. The term "Governmental organization users" refers to the organizations that act as agencies for central or local governmental organizations or their departments, or other governmental functions (except in the United States and Canada). Such organizations include national/governmental research organizations, national/governmental companies or independent business bodies which produce or sell products or services controlled by the Wassenaar Arrangement Arms List (<http://www.wassenaar.org>), and international governmental organizations. However, "Governmental organization users" do not include: public utilities; banks and banking facilities; means of transportation; broadcasting and amusement facility companies; educational facilities; private sector medical institutions; retailers and wholesalers; and manufacturers that do not produce or sell munitions (products listed on the Wassenaar Arrangement Arms List).


ARTICLE 10 COMPENSATION

1. On condition that a written report be provided immediately, all rights are endowed and cooperation is available from Crayfish so that NAC may protect Crayfish from any claims made against Crayfish regarding the direct infringement of the Japanese patent right, copyright or trademark by NAC's license program. NAC will cover the final charge decided by a court on such a claim, charges of damage and the fees for the services of a lawyer. However, NAC will not be responsible for any charges incurred by such actions taken by Crayfish without the prior agreement of NAC. NAC will not be held responsible for the actions of Crayfish regarding any claims which pertain to (i) alternation of the license program or use of any version other than the most recent, or (ii) use of the license program in conjunction with equipment, data or programs not provided by NAC, without which such infringement could have been avoided. Should the License Program become the subject of an infringement claim or should NAC consider that it could become the subject of an infringement claim, Crayfish allows NAC to take the following actions (not all are listed) at NAC's discretion and expense: (i) to allow Crayfish the right to continue selling or using the License Program; (ii) to offer amendments or alternate products in order to avoid use of the License Program which is the subject of the infringement claim; and (iii) to admit Crayfish to return the License Program, if any of above measures can not be taken under the appropriate conditions considered by NAC. This item regulates only and exclusively relief measures for Crayfish, regarding infringement of rights claims made by a third party against Crayfish.

2. On condition that a written report be provided immediately, all rights are endowed and cooperation is available from NAC so that Crayfish may protect NAC from any claim made against NAC arising from, (i) use of the License Program in conjunction with equipment, data or programs not provided by NAC, without which such infringement could have been avoided, (ii) execution of the designated service (except for the cases caused by (i) above), and/or (iii) faults, false statements and forbearance by Crayfish, its executives or employees. Crayfish will be responsible for the final charges decided by a court of law regarding such a claim, damages and fees for the services of a lawyer.


ARTICLE 11 WARRANTY

1. NAC only grants warranty to Crayfish with the provision that the License Program actually satisfies the specifications shown in the users' manual for NAC's end users at the time when the License Program is forwarded to Crayfish. If Crayfish should recognize any bugs or failures which may cause severe functional problems, and if Crayfish supplies NAC with a written report on that matter, NAC shall make an effort to amend such bugs or failures immediately without charging Crayfish. Except for the warranty regarding infringement as regulated in the previous section, this item regulates the only relief measure for Crayfish regarding either expressed or implied warranty based on this contract. NAC's warranty and the related responsibility are borne by Crayfish and NAC may not extend such warranty to any other party. NAC does not warrant that all the bugs or failures are amendable.

2. Except for the warranty relating to Crayfish as stated above, NAC does not extend warranty regarding the license program, either expressed or implied, and NAC does not warrant a third party other than Crayfish. Except for the expressed warranty relating to Crayfish, NAC denies all warrants, either expressed or implied, including those related to the nature of the License Program and conformity relating to specific purposes.


ARTICLE 12 TECHNICAL SUPPORT

1. Regarding maintenance, support, operational instructions, problem reports and technical advice, Crayfish is responsible, at its own expense, for all responses, oral or written, to its end users.

2. On the assumption that the support fee (as defined in Attachment A) is paid, NAC offers only the technical support to Crayfish, the contents of which are described in "Standard Support" as defined in Attachment A or in "e500 Standard Support" as defined in Attachment C.


ARTICLE 13 DUTY OF CONFIDENTIALITY

1. Regarding this contract, specific disclosed material or information in which either party indicates its confidentiality in written format is considered to be confidential information of the concerned party. Such material or information is referred to as "confidential information" below and includes drawings, computer programming lists, source codes, techniques, algorithms, processes, technical information, information pertaining to end users, information pertaining to marketing, and others. Except for required actions necessary to fulfill the purposes of this contract, both parties shall not use the other party's confidential information and shall not disclose such confidential information to any third party without the prior written consent of the disclosing party. Such regulations are not applicable if such information corresponds to one of the following: (i) Such confidential information has entered the public domain through no fault of the disclosing party; (ii) Such confidential information has been disclosed to the third party, without the limitation of confidentiality and without violating this contract; (iii) The receiving party proves that the information is developed independently either before receiving such confidential information or without reference or use of the confidential information; and (iv) the disclosure of such confidential information is compelled by a decision of a court or applicable law.

2. Except for as expressly granted in this contract, Crayfish may not create copies of the License Program's practicing format program, recreate it, reproduce it, disassemble it, decompile it, execute other reverse engineering upon it, or translate it into other computer languages. Crayfish also may not copy the confidential information in whole or in part. Crayfish must conclude an agreement with Crayfish's employees and its contractors who may access NAC's confidential information. The aforementioned agreement must be more protective than the regulations in this contract. The receiving party shall manage such confidential information with a management standard that is equal to the one which it applies to the management of its own confidential information and business secrets, on assumption that such management standard of the receiving party maintains appropriate standards.


ARTICLE 14 LIMITATION OF LIABILITY

Under no circumstances and under no legal theory, whether in tort, contract, or otherwise, shall NAC or its licensor, suppliers and related companies be liable for any indirect, special, incidental, or consequential damages of any character including, without limitation, damages for loss of profit, loss of business opportunities, loss of data, work stoppage or any and all other damages or losses, even if NAC has been advised of the possibility of such damages. Under no circumstances, shall NAC, its licensor, suppliers or related companies be liable for statements or warranty to the third party made by Crayfish, its employees, agents or any others. Regardless of the other regulations in this contract, even if damages are caused by NAC's fulfillment or failure, under no legal theory, whether in tort, contract, or otherwise, in no event will NAC be liable for any damages in excess of the amount of royalties paid by Crayfish to NAC in the preceding six months until such liability is undertaken.


ARTICLE 15 TERM AND TERMINATION OF THE CONTRACT

1. This contract is effective for one year from the date of issue, except in the case of termination in accordance with the regulations of this contract. This contract will be automatically renewed for one more year unless one of the parties provides notice to the other party at least 30 days prior to the date when the contract ends stating that it has no intention to renew the contract, which will be henceforth based on this example. Such renewal shall follow regulations and conditions agreed by the both parties.

2. Regardless of the above item, both parties may terminate this contract in the following cases. However, they may not avoid claims for damages to the other party.

     (i)   if the other party takes part in illegal business;

     (ii) if the other party fails to fulfill the obligations defined in this contract or if it violates the regulations and fails to compensate within 10 days following receipt of a written reminder from the other party;

     (iii) if a trustee is appointed to the other party or to its property;

     (iv) if the other party cannot make payment to the contractor or to the third party, or if the other party cannot make payment by the due date;

     (v)   if the other party transfers property for the creditor;

     (vi) if the other party becomes a concerned party of bankruptcy, corporate rehabilitation, corporate reorganization, or has an inability to pay or action other measures to relieve a debtor.

     Also, NAC may terminate this contract if more than half of the total number of Crayfish's issued stocks (or the amount of investment) is held by the third party either directly or indirectly (such a case is referred to as "shift of controlling right" below). If the contract is terminated due to the shift of controlling right, NAC's claim for damages against Crayfish cannot be avoided.

3. If this contract is terminated, Crayfish must stop the sales and sales promotion of the designated service/License Program. However, except for termination due to failure of Crayfish, on assumption that Crayfish makes royalty payments to NAC, C may complete the dealings for those orders already received at the time this contract ends. At the time this contract ends, a payment period will begin immediately for Crayfish's unpaid debts based on this contract. In addition, at the time this contract ends, Crayfish must immediately return NAC's confidential information and any items offered by NAC, along with all copies made.

4. Obligations based on Section 13 of this contract continue until either 10 years after this contract ends or until such confidential information enters the public domain, whichever comes first. Sections 6, 7, 10, 11, 13, 14, 15 and 16 remain in effect even after the termination or expiration of this contract.


ARTICLE 16 GENERAL

1.   Relief by prohibition command
     Crayfish should be aware that NAC holds the right to receive relief by prohibition command as well as relief such as claims for damages either regulated in this contract or recognized by law, if Crayfish violates obligations regulated in this contract and causes unrecoverable damage to NAC.

2.   Transfer of the contract
     Crayfish may not transfer this contract and the rights granted within this contract without the prior written consent of NAC. Either direct or indirect transfer of this contract by merger, absorption or change of controlling rights, or any other effort for transfer is invalid.

3.   Invalidation of a part of the contract
     Even if any item of this article is decided by a court as non-executable, the concerned party agrees that such items will be amended to the necessary level to make them lawful and to given the ability to be executed in order to maintain the intention and financial effects of such non-executable items.

4.   Abandonment of rights
     Even if either of the parties fails to fulfill or delays the performance of its rights, it is not considered that the rights are abandoned unless an expressive abandonment is made in a written format.

5.   Relationship of the parties
     Either party is an independent contractor. This contract does not create a partnership, joint management, or employment relationship. Conclusion of this contract grants no rights to either party for the restriction of the other party.

6.   Force Majeure
     Either party shall not be liable for any failure or delay in the performing of its obligations if such failure or delay is caused by strikes, hunger, riots, insurrections, fire, flood, storm, explosion, acts of God, war, acts of governmental agencies, working conditions, earthquake or other causes that are beyond the reasonable control of either of the parties.

7.   Entire agreement
     This contract, including all the attachments, sets forth all rights for both parties and constitutes the entire agreement between the parties. This contract supersedes, oral or written, any other acknowledgement or agreement made before or at the same time.

8.   Applicable law, solution of dispute
     This contract is governed and interpreted by the laws of Japan. If questions are raised regarding subjects not regulated in this contract, effects of this contract, executing capabilities and any other cases, both parties shall solve such questions sincerely. If such problems are not solved by discussion between the parties, they will be solved by arbitration with The Japan Commercial Arbitration Association (JCAA). The place of arbitration will be set in Tokyo, Japan.

9.   Notice
     Notices based on this contract may be given by registered mail, certification of contents, mail, or direct handover. Such notices are considered to be received after a period of three days following postage in the case of mail and at the time when reception is recognized in the case of handover. However, except for notices regarding the statement pertaining to obligation failure, notices may be also made by regular mail, facsimile transmission or secured e-mail, and the time when such notices are sent is considered to be the date of reception. Such notices should be sent to the addresses written at the end of this contract.

10.  Originals

     This contract may be created as two or more copies and both of them are to be treated as originals, while each of them contains the same documents.

     As proof of agreement to the above conditions, both parties conclude this contract by representatives who hold the proper rights to conclude such contracts.

        March 4, 2002

Crayfish: Crayfish Co., Ltd.
6th Floor WICS Bldg.,
2-1, Ikebukuro 2-chome, Toshima-ku, Tokyo

Shenqiu Liu, President and Representative Director
Crayfish Co., Ltd.


Address of notices:



Care of:
Facsimile:


NAC: Network Associates Co., Ltd.
20 Floor Shibuya Mark City West
12-1, Dogenzaka 1-chome, Shibuya-ku, Tokyo

Takahiro Kato, President and CEO
Network Associates Co., Ltd.

Address of notices:
Network Associates Co., Ltd.
20 Floor Shibuya Mark City West
12-1, Dogenzaka 1-chome, Shibuya-ku, Tokyo
150-0043

Care of: McAfee Office
Facsimile: 03 (5428) 1480

                                  ATTACHMENT A
                               LICENSE CONDITIONS

1.   License Program

LICENSE PROGRAM                PLATFORMS            UPGRADED VERSIONS*
---------------                ---------            ------------------
WebShield for SMTP             Windows NT4.0        Included, not included
                               Windows 2000

* Obtainment of upgraded versions is on the premise of the payment of the fee designated by NAC.

2.   Appliance Product

     "WebShield e500 Appliance"

3.   Designated Service

     (name of Crayfish's service, outline)
     If Crayfish changes the contents of the designated service, Crayfish must inform NAC and receive permission 30 days prior to actually making any changes. NAC will not agree to have its product combined with a designated service of a product which is competing with NAC's product.

4.   Annual License Fee

     The Annual license fee is not applicable if Crayfish, in order to execute the designated service, offers the scanning offer by purchasing the appliance product and connecting it at the network management center of Crayfish. However, the amount spent on the purchase of the appliance product cannot cover the payment of monthly service use fee.

5.   Royalty Report

     Crayfish must submit to NAC a monthly report that states the number of e-mail boxes for which Crayfish has offered the designated service in each month and a calculation of the total service usage fee. The deadline for such a royalty report is the 20th of each month and the report must be submitted by the end of the relevant month. Crayfish must make royalty payments based on such reports in accordance with the conditions defined in
     Article 8 of Attachment A. Royalties are calculated based on the regulations stated in Article 6 of Attachment A, regardless of the actual amount of payments received from the End Users of Crayfish.

6.   Monthly Service Usage Fee

     A unit price for the Monthly Service Usage Fee per e-mail box must be paid by Crayfish to NAC as follows. NAC reserves the right to change the annual license fee and/or the Monthly Service Usage fee for the following contract term by giving Crayfish notice of thirty days prior to the end of the existing contract. Crayfish, however, withholds the right to fix a sales price for the designated service to its end users which NAC has no right to influence at all.

     Service usage fee per e-mail box/month: 70 yen (consumption tax not included)
     Service usage fee per domain/month: 1,750 yen (consumption tax not included)
     (limited to a maximum of 50 users)

7.   Support Fee

     Crayfish and NAC shall confirm that Crayfish has already paid Yen 2,405,000 (consumption tax not included) as the support fee for the first contract year by bank account transfer to the account designated by NAC. Upon renewal of this contract, Crayfish must pay the "amount announced separately by NAC to Crayfish" as the support fee for the next contractual year, "within thirty days following the end of the contract term".

8.   Payment Condition

     Payment must be made with consumption tax added, within thirty days of the last day of each month, by bank account transfer to the account designated by NAC.

                                  ATTACHMENT B
                           END USER LICENSE AGREEMENT

NOTICE TO ALL USERS: CAREFULLY READ THE FOLLOWING LEGAL AGREEMENT ("AGREEMENT"), FOR THE LICENSE OF SPECIFIED SOFTWARE ("SOFTWARE") BY NETWORK ASSOCIATES CO., LTD. ("NETWORK ASSOCIATES"). BY INSTALLING OR USING THE SOFTWARE, OR CLICK THE ACCEPT BUTTON, YOU CONSENT TO BE BOUND BY AND BECOME A PARTY TO THIS AGREEMENT WITH NETWORKS ASSOCIATES CO., LTD). IF YOU DO NOT AGREE TO ALL OF THE TERMS OF THE AGREEMENT, DO NOT INSTALL NOR USE THE SOFTWARE, OR DO NOT CLICK THE ACCEPT BUTTON. (IF APPLICABLE, YOU MAY RETURN THE PRODUCT TO THE PLACE OF PURCHASE FOR A FULL REFUND.)


1.   LICENSE GRANT.

     Subject to the payment of the applicable license fees, and subject to the terms and conditions of this Agreement, Network Associates hereby grants to you a non-exclusive, non-transferable right to use one copy of the specified version of the Software and the accompanying documentation (the "Documentation"). You may install one copy of the Software on one computer, workstation, personal digital assistant, pager, cellular phone or other electronic device for which the Software was designed (each, a "Client Device"). If the Software is licensed as a suite or bundle with more than one specified Software products, this license applies to all such specified Software products, subject to any restrictions or usage terms specified individually for any of such Software products on the applicable price list or product packaging that apply to any of such Software products individually.

     a. "Use". The Software may not be used on more than one Client Device or by more than one user at a time, except as set forth in this Section
          1. The Software is "in use" on a computer when it is loaded into the temporary memory or installed into the permanent memory or saved in hard disk or other storage device of that Client Device. This license authorizes you to make one copy of the Software solely for backup purposes, provided that the copy you make contains all of the proprietary notices for the Software.

     b. "Server Use". To the extent such use is specified in the applicable price list or product packaging for the Software, you may use the Software on a Client Device or a server ("Server") within a multi-user or networked environment ("Server Use") or as a Server. A separate license is required for each Client Device or "seat" that may connect to the Software at any time, regardless of whether such licensed Client Devices or seats are connected to or accessed the Software concurrently, or are actually using the Software at any particular time. Your use of software or hardware that reduces the number of Client Devices or seats that connect to the Software directly (e.g., "multiplexing" or "pooling" software or hardware) does not reduce the number of licenses required. (Specifically, you must have that number of licenses that would equal the number of distinct inputs to the multiplexing or pooling software or hardware "front end"). If the number of Client Devices or seats that can connect to the Software can exceed the number of licenses you have obtained, then you must have a reasonable mechanism in place to ensure that your use of the Software does not exceed the use limits specified for the license you have obtained. This license authorizes you to make one copy of the Documentation for each Client Device or seat that is licensed, provided that each such copy contains all of the proprietary notices for the Documentation.

     c. "Volume Use". If the Software is licensed with volume license terms (by designation of more than one node) specified in the applicable product invoicing, "Confirmation Letter of EndUser License" delivered to you ("Letter") or product packaging for the Software, you may make, use and install as many additional copies of the Software on the number of Client Devices as the volume license terms authorize. You must have a reasonable mechanism in place to ensure that the number of Client Devices on which the Software has been installed does not exceed the number of licenses you have obtained. This license authorizes you to make one copy of the Documentation for each additional copy authorized by the volume license, provided that each such copy contains all of the proprietary notices for the Documentation.


2.   TERM.

     This Agreement and the Software are effective during the term of license specified on product packaging or the Letter. Network Associates may terminate this Agreement if you fail to comply with any of the terms and conditions described herein. You may terminate this Agreement at any point by destroying all copies of the Software and the Documentation (provided that license fees are not refunded). When this agreement terminates, you must uninstall the Software from hardware and destroy all copies of the Software and the Documentation.


3.   UPDATES.

     For the time period of "Standard Service"(as defined below) specified in the Letter, you may (i) download upgrades or updates to the Software when and as Network Associates publishes them via its website, and (ii) receive technical advices to the person in charge who has been registered subject to the registration process prescribed by Network Associates with respect to setup, basic operation and defect (provided that it is reproducible) of the Product by telephone, e-mail, or facsimile ("Standard Support", subject to "provision of standard support for McAfee Product" as stated elsewhere) (collectively "Standard Service"). Standard Service does not apply to the license for only current version obtained without term (perpetual license). Network Associates warrant neither repair nor solution of defect. Repair is done by inserting into future version or repairing manual. Network Associates shall have no obligation to provide support in the event of the alteration or modification of the Software or the departure from the method of use designated by the manual of Network Associates or in the event that operating system and hardware on which the Software runs is different from the standard specification designed as the Software runs on such operating system and hardware.


4.   OWNERSHIP RIGHTS.

     The Software is protected by United States and Japanese copyright laws and international treaty provisions. Network Associates, Inc., Network Associates and its suppliers own and retain all right, title and interest in and to the Software, including all intellectual property rights therein and trade secret rights. You acknowledge that any title to the intellectual property in the Software is not be transferred to you, and that you will not acquire any rights to the Software except as expressly set forth in this Agreement. You agree that any copies of the Software and Documentation will contain the same proprietary notices that appear on and in the Software and Documentation.

5.   RESTRICTIONS.

     (a) You may not rent, lease, loan or resell the Software. (b) You may not permit third parties to benefit from the use or functionality of the Software via a timesharing, service bureau or other arrangement, except to the extent that the product price list or packaging permits such use. (c) You may not transfer any of the rights granted to you under this Agreement.
     (d) You may not reverse engineer, decompile, or disassemble the Software, except to the extent that the foregoing restriction is expressly prohibited by applicable law. (e) You may not modify, or create derivative works based upon, the Software in whole or in part. (f) You may not copy the Software or Documentation except as expressly permitted in Section 1 above. (g) You may not remove any proprietary notices or trademarks on the Software. All rights not expressly set forth hereunder are reserved by Network Associates. Network Associates reserves the right to periodically conduct audits upon advance written notice to verify compliance with the terms of this Agreement. If the Software is update or upgrade of the old version of the Software, you may use only one of the current version and the old version and may not use both versions at a time.


6.   WARRANTY AND DISCLAIMER.

     a. Limited Warranty. Network Associates warrants that for sixty (60) days from the date of original purchase the media (for example, the diskettes) on which the Software is contained will be free from defects in materials and workmanship.

     b. Customer Remedies. Network Associates' and its suppliers' entire liability, and your exclusive remedy, shall be, at Network Associates' option, either (i) to return the purchase price paid for the license, if any, or (ii) to replace the defective media on which the Software is contained with a copy on nondefective media without cost. You must return the defective media to Network Associates with a copy of your receipt. This limited warranty is void if the defect has resulted from accident, abuse, unlawful use, misapplication or wrong use. Any replacement media will be warranted for the remainder of the original warranty period.

     c. Warranty Disclaimer. To the maximum extent permitted by applicable law, and except for the limited warranty set forth herein, THE SOFTWARE IS PROVIDED ON AN "AS IS" BASIS AND NETWORK ASSOCIATES DISCLAIMS ALL WARRANTIES, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NONINFRINGEMENT WITH RESPECT TO THE SOFTWARE AND THE ACCOMPANYING DOCUMENTATION. YOU ASSUME RESPONSIBILITY FOR SELECTING THE SOFTWARE TO ACHIEVE YOUR INTENDED RESULTS, AND FOR THE INSTALLATION OF, USE OF, AND RESULTS OBTAINED FROM THE SOFTWARE. NETWORK ASSOCIATES MAKES NO WARRANTY THAT THE SOFTWARE WILL BE ERROR-FREE OR FREE FROM INTERRUPTIONS OR OTHER FAILURES, OR THAT THE SOFTWARE WILL MEET YOUR REQUIREMENTS. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW.


7.   LIMITATION OF LIABILITY.

     UNDER NO CIRCUMSTANCES AND UNDER NO LEGAL THEORY, WHETHER IN TORT, CONTRACT, OR OTHERWISE, SHALL NETWORK ASSOCIATES OR ITS SUPPLIERS BE LIABLE TO YOU OR TO ANY OTHER PERSON FOR ANY INDIRECT, SPECIAL,INCIDENTAL, OR CONSEQUENTIAL DAMAGES OF ANY CHARACTER INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF GOODWILL, WORK STOPPAGE, COMPUTER FAILURE OR MALFUNCTION, OR FOR ANY AND ALL OTHER DAMAGES OR LOSSES. IN NO EVENT WILL NETWORK ASSOCIATES BE LIABLE FOR ANY DAMAGES IN EXCESS OF THE LIST PRICE NETWORK ASSOCIATES CHARGES FOR A LICENSE TO THE SOFTWARE, EVEN IF NETWORK ASSOCIATES SHALL HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THIS LIMITATION OF LIABILITY SHALL NOT APPLY TO LIABILITY FOR DEATH OR PERSONAL INJURY TO THE EXTENT THAT APPLICABLE LAW EXPRESSLY PROHIBITS SUCH LIMITATION.


8.   EXPORT CONTROLS.

     The Soft ware must be downloaded, exported or re-exported subject to all applicable laws and export controls in the United States and/or Japan. Neither the Software nor the Documentation or any underlying information or technology may be downloaded, forwarded or otherwise exported or re-exported (i) into (or to a national or resident of) Cuba, Iran, Iraq, Libya, North Korea, Syria, Sudan or any other country to which the United States has embargoed goods; or (ii) to anyone on the United States Treasury Department's list of Specially Designated Nations or the United States Commerce Department's Table of Denial Orders. By downloading or using the Software you are agreeing to the foregoing provisions and you are certifying that you are not located in, under the control of, or a national or resident of any such country or on any such list.

     IN ADDITION, YOU SHOULD BE AWARE THAT EXPORT AND RE-EXPORT OF THE SOFTWARE MAY BE SUBJECT TO COMPLIANCE WITH THE RULES AND REGULATIONS PROMULGATED FROM TIME TO TIME BY THE BUREAU OF EXPORT ADMINISTRATION, UNITED STATES DEPARTMENT OF COMMERCE, WHICH RESTRICT THE EXPORT AND RE-EXPORT OF CERTAIN PRODUCTS AND TECHNICAL DATA. IF THE EXPORT OF THE SOFTWARE IS CONTROLLED UNDER SUCH RULES AND REGULATIONS, THEN THE SOFTWARE SHALL NOT BE EXPORTED OR RE-EXPORTED, DIRECTLY OR INDIRECTLY, (A) WITHOUT ALL EXPORT OR RE-EXPORT LICENSES AND UNITED STATES OR OTHER GOVERNMENTAL APPROVALS REQUIRED BY ANY APPLICABLE LAWS, OR (B) IN VIOLATION OF ANY APPLICABLE PROHIBITION AGAINST THE EXPORT OR RE-EXPORT OF ANY PART OF THE SOFTWARE. SOME COUNTRIES HAVE RESTRICTIONS ON THE USE OF ENCRYPTION WITHIN THEIR BORDERS, OR THE IMPORT OR EXPORT OF ENCRYPTION EVEN IF FOR ONLY TEMPORARY PERSONAL OR BUSINESS USE. YOU ACKNOWLEDGE THAT THE IMPLEMENTATION AND ENFORCEMENT OF THESE LAWS IS NOT ALWAYS CONSISTENT AS TO SPECIFIC COUNTRIES. ALTHOUGH THE FOLLOWING COUNTRIES ARE NOT AN EXHAUSTIVE LIST, THERE MAY EXIST RESTRICTIONS ON THE EXPORTATION TO, OR IMPORTATION OF, ENCRYPTION BY: BELGIUM, CHINA (INCLUDING HONG KONG), FRANCE, INDIA, INDONESIA, ISRAEL, RUSSIA, SAUDI ARABIA, SINGAPORE, AND SOUTH KOREA. YOU ACKNOWLEDGE IT IS YOUR ULTIMATE RESPONSIBILITY TO COMPLY WITH ANY AND ALL GOVERNMENT EXPORT AND OTHER APPLICABLE LAWS AND THAT NETWORK ASSOCIATES HAS NO FURTHER RESPONSIBILITY AFTER THE INITIAL SALE TO YOU WITHIN THE ORIGINAL COUNTRY OF SALE.

10.  HIGH RISK ACTIVITIES.

     The Software is not fault-tolerant and is not designed, manufactured or intended for use or resale in hazardous environments requiring fail-safe performance, including without limitation, in the operation of nuclear facilities, aircraft navigation or communication systems, air traffic control, direct life-support machines, online control of weapons systems, or any other application in which the failure of the Software could lead directly to death, personal injury, or severe physical or property damage (collectively, "High Risk Activities"). Network Associates expressly disclaims any express or implied warranty of fitness for High Risk Activities.


11.  MISCELLANEOUS.

     This Agreement is governed by the laws of Japan. The application of the United Nations Convention of Contracts for the International Sale of Goods is expressly excluded. This Agreement sets forth all rights for the user of the Software and is the entire agreement between the parties. This agreement supersedes, oral or written, any other communications with respect to the Software and Documentation. This Agreement may not be modified except by a written addendum issued by a duly authorized representative of Network Associates. If any provision of this Agreement is held invalid, you agree that the remainder of this Agreement shall continue in full force and effect. Even if Network Associates wishes refer, introduce as customer case, or press release with respect to the fact that you are a user of the Software, implementation, or offer or service by Network Associates, it is not deemed to oblige you to disclose your confidential information nor interpreted as that.

          If you have any questions concerning these terms and conditions, please contact the nearest Network Associates office.
          http://www.nai.com.

          Network Associates Co., Ltd.
          20 Floor Shibuya Markcity West
          12-1, Dogenzaka 1-chome, Shibuya-ku, Tokyo


PROVISION OF STANDARD SUPPORT FOR MCAFEE PRODUCT

The technical support of Standard Service (as defined in EndUser License Agreement) for McAfee provided via communication line is done subject to the following terms and conditions.

1.   Personnel

     Standard Support shall be provided to the personnel who have been registered subject to the registration process prescribed by Network Associates.


2.   Inquiry

     Inquiry shall be made only through telephone or facsimile to support line designated by Network Associates or e-mail to designated address. Support is provided in the Japanese language to inquiry from only inside of Japan in principle. The costs of communication arising from inquiry by you shall be borne by you. Neither advice nor check at your office shall be provided. For advice and check at your office, another fee shall be paid subject to separate conditions.


3.   Response time

     9:00-12:00 and 13:00-17:00, Monday through Friday (except public holidays, beginning and end of year, and holiday designated by Network Associates)


4.   Support ID

     Network Associates issues identifier for receiving the support ("Support ID") in registration process. You shall control received Support ID with care. You may not assign, rent and sell received Support ID irrespective of reason. If you acknowledge unauthorized use of Support ID, you shall immediately notify Network Associates.


5.   Other support

          - provide private Web site

          - service for providing various information

          - service published as standard service by Network Associates as neede


6.   Non-disclosure

     The information which the parties can obtain in connection with the other party or the Software in course of provision of support is deemed confidential information of the disclosing party (and the information owned by Network Associates subject to Section 8 is confidential information of Network Associates). The receiving party shall not disclose such confidential information to any third party without the prior written consent of the disclosing party.

     The confidential information does not include such information as the receiving party prove that such information correspond to one of the following:

     (i) information that was in public domain at the time of disclosure by the disclosing party:

     (ii) information that entered the public domain thorough no fault of the receiving party subsequent to the time of disclosure by the disclosing party:

     (iii) information that is obtained properly by the receiving party from third party with authorized power of disclosure:

     (iv) information that is developed independently by the receiving party without reference of the confidential information: or

     (v) information that is disclosed subject to applicable law or order of a court.


7.   Force Majeure

     Network Associates shall not be liable for any failure to perform its support if such failure is caused by strikes, lack, riots, insurrections, fire, flood, rainstorm, explosion, acts of God, war, acts of governmental agencies, working condition, earthquake or other causes that are beyond the reasonable control of Network Associates. Obligations hereunder shall be suspended only until the cessation of any cause of such failure. Network Associates shall use reasonably commercial efforts to remedy such situations as well as to minimize its effects.


8.   Other

     (1) You shall reasonably cooperate in isolating and reproducing Software problems.

     (2) In the event that the person in charge, e-mail address, telephone number, facsimile number, address, company's name and the other data registered in the registration process are changed, you shall immediately notify Network Associates of such change. You agree that it is possible that Network Associates will not be able to provide support to you if you fail to register or give such notice.

     (3) Network Associates shall not warrant the availability of communications to Network Associates.

     (4) Network Associates shall not be liable for damage inured by you arising from the failure of notice from you, incorrectness of notice, or the event that is attribute to you.

     (5) Network Associates may entrust the third party designated by Network Associates with performing of support, in whole or in part.

     (6) The substance of support, technical information, know-how in connection herewith and the like which are exchanged between Network Associates and you other than those specifically set forth herein shall be owned by Network Associates. Network Associates may use, utilize, change, copy and sell them without your consent; provided that this provision does not apply to the information of you or in connection with your system obtained by Network Associates in the course of support.

     (7) Network Associates may change these provisions by giving thirty days prior notice (including notice on web) to you.

                                  ATTACHMENT C
             SUPPORT CONTRACT AGREEMENT FOR WEBSHIELD E500 APPLIANCE


Article 1. Application

     On completion of the contract, you will have purchased the specified hardware ("Hardware") of Network Associates Co. Ltd. ("NAC"): among the software installed on the hardware, you will have also been granted the additional license for the specified software ("Software") authorized by NAC in accordance with the End User License Agreement ("Agreement") that defines the conditions and terms. With respect to the specified maintenance and support services ("Support") for the Hardware and the Software (jointly referred to as the "Product"), you should issue an order form (except in the first year of purchase of the Product), upon on receipt of which NAC will deliver the document that confirms the contents of the order ("Confirmation Slip") to you. This Support Contract Agreement ("Support Contract Agreement") defines the conditions of the concerned support services.


Article 2. Term of Contract

     The Support Contract Agreement is valid for the time period designated in the Confirmation Slip or for one year from the date that the Hardware is delivered to you (the "Delivery Date"). In the event that the Agreement expires, the Support Contract Agreement is also terminated. In the event that you violate the rules and conditions of the Support Contract Agreement, NAC may also terminate the Agreement.


Article 3. Definition

     "e500 Standard Support" includes provision of the following services: (i) Over the telephone Support for the Product and the receipt of Hardware failure notification during the office hours of the NAC Support Center (9.00-17.00, Monday to Friday, except national holidays and non-business days specified by
NAC); (ii) the dispatch of equivalent Hardware in the event of Hardware failure (subsequently, the dispatched Hardware will be considered as the purchased Hardware) within two working days following the receipt of notification of the failure by the NAC Support Center (This service applies to all areas of Japan, except for the areas of Hokkaido, Okinawa and its Islands, where a certain period of time is required for shipping, and in circumstances where transportation difficulties occur); (iii) the right to obtain updated and upgraded versions of the Software. You are to send the faulty Hardware, attached with documentation that describes the nature of its failure to NAC Support Center at your own expense (the ownership of the faulty Hardware will be transferred to NAC at the point of the completion of the exchange of the dispatched Hardware).

1.1

     "Cold Standby Support" is for maintenance purposes relating to Hardware purchased for actual operation, and also covers the separate purchase of an equivalent of the Product, which you are allowed to use in the exchange of the Hardware in the case of its failure (this is known as "Cold Standby Hardware" and will be considered as the purchased Hardware upon completion of the exchange with the failed Hardware). The conditions of use for the Cold Standby Hardware are in accordance with the conditions defined by the Agreement except that they are valid only when the Hardware for actual operation has failed (the Cold Standby Hardware is routinely set for standby as the "Secondary" setting).

     "Cold Standby Standard Support" includes the provision of the following services concerning the Cold Standby Hardware: (i) Over the telephone Support for the Product and the receipt of Hardware failure notification during the office hours of the NAC Support Center (9.00-17.00, Monday to Friday, except national holidays and non-business days specified by NAC); (ii) the dispatch of equivalent Cold Standby Hardware in the event of Cold Standby Hardware failure (subsequently, the dispatched Hardware will be considered as the purchased Cold Standby Hardware) within two working days following the receipt of notification of the failure by the NAC Support Center (This service applies to all areas of Japan, except for the areas of Hokkaido, Okinawa and its Islands, where a certain period of time is required for shipping, and in circumstances where transportation difficulties occur); (iii) the right to obtain updated and upgraded versions of the Software. You are to send the faulty Cold Standby Hardware, attached with documentation that describes the nature of its failure to NAC Support Center at your own expense (the ownership of the faulty Cold Standby Hardware will be transferred to NAC at the point of the completion of the exchange of the dispatched Hardware).

     "Connect Support" is a term which is inclusive of the services defined by the above agreement "e500 Standard Support". "Connect Support" also covers the Support Center opening hours of between 09.00 and 21.00 Monday through Friday for the services relating to support for the Product (except for the notification of Hardware failure); and provision of the first reply within the response time, which is separately defined.

     "Enterprise Support" is a term which is inclusive of the services defined by the above agreement "e500 Standard Support". "Enterprise Support" also covers the following services: (i) Support Center opening hours of between 09.00 and
21.00 Monday through Friday for the service relating to support for the Product (except for the notification of Hardware failure), and provision of the first reply within the response time, which is separately defined; (ii) appointment of an Account Manager (SAM) for your support; (iii) in the case of Software failure, the dispatching of a technician to the installation site in order to provide support and carry out investigations according to the judgment of NAC.


Article 4. Contractual Coverage

1. In terms of the Product, NAC provides you with the service(s) based on the above definitions, providing that you order by appointment (except for the first year of your purchase) and confirm via the Confirmation Slip. In terms of the nature of the support, the agreements of separately stated provisions and those listed in the support guidebook (the "Guidebook") supplied with the Product are also applicable. In the event that you fail to pay your support fee by the due date, NAC shall not be required to provide support.

2. According to the directions of the Guidebook, You are required to register information regarding the product code and authorization number as listed on the Confirmation Slip, your address, corporate name, your support representative, the installation site, the telephone number, and IP address etc. at the specified NAC Web site. In case of any change of the required information, you must immediately notify NAC of the new information. In the event that you fail to notify NAC of any change, NAC may no longer be able to provide the support defined by the Support Contract Agreement. The support is provided only to your support representative.

3. The support defined by the Support Contract Agreement, with the exception of a special agreement, will be provided with technical advice concerning the set-up of the Product, the basic operation and procedure in the event of failure. The confirmation of occurrences concerning the notified failure and recommendations for prevention based on tests will be made by e-mail, fax or telephone. Except by any special agreement, no visiting service for advice and confirmation will be provided.

4. In principle, recommendations based on support from NAC will be made instantly. However, please note that there may be circumstances in which NAC may not be able to answer instantly. Consultation will be conducted in Japanese.

5. During the term of the Support Contract Agreement, You are required to install, update, and upgrade versions of the Software immediately after NAC releases them. You are required to provide appropriate co-operation to identify problems of the Products and demonstrate them during telephone support.

6. You are required to permit an NAC support representative to enter your compound and use the Product and associated equipment for the purpose of support delivery in accordance with the Support Contract Agreement.

7. NAC shall not be required to provide support in the following cases: where the Product has been altered; where there is a deviation from the usage specified by NAC within the manuals etc.; where, the operation system and the Hardware environment are different from the standard specification in which the Product can be operated; where breakdown and failure is caused by your own or a third party fault, natural disaster, wars and so forth; where lost data needs to be recovered from the Product.

8. NAC shall not be required to provide maintenance for the Hardware after three years of the Delivery Date.

9. NAC may change the contents of support by giving legitimate prior notice to you.


Article 5. Limitation of Liability and Guarantee

1. NAC shall provide the support defined by the Support Contract Agreement with the caution and responsibility required to deliver the support. Although NAC will make legitimate efforts with regard to problem solving, failure, and recovery of the Product, there is no guarantee regarding failure to repair the Product. There is no guarantee against the failure of either updated or upgraded versions of the Product. NAC guarantees against the failure of the all updated and upgraded versions of the Software for 60 days following the date of the delivery.

2. Compensation to the user: if the Product and Support do not comply with the limited guarantee stated above (the Limited Guarantee), the compensation and the responsibility of NAC and its suppliers is limited to the free exchange of the failed storage media. With the exception of the above guarantees, and irrespective of explicit or implicit manner, NAC is free from any further guarantee for the Product and the Support; this includes the implied guarantee regarding the nature of the product and compatibility with specific purposes, and the infringement of the rights of a third party. You are fully responsible for: the selection of the Product and the Support to serve your intended purposes; the installation and usage of the Product and the Support; and the results of the Product and the Support. NAC is free from guarantee for any error of the Product, any interruption or other failure, and any compliance with the satisfaction of your requirements through the Product and the Support. NAC and its suppliers, in all cases, shall not be accountable for contract liability, illegal act liability or any other legal responsibilities in terms of any kind of consequential, special, derivative or indirect damages; including loss of business opportunities, loss of trust, interruption of operations, computer malfunction and dysfunction. Even in the case that NAC is assumed to be possibly responsible for such damage, the responsibility for the damage claim, in any case, will not exceed the amount of the support fee paid for the support that incurred the damage claimed. Non-accountability set in this article shall not apply to cases where the limitation of such Non-accountability is prohibited by the applicable law concerning the liabilities for loss of life and personal injury.

3. The Product is not tolerant to obstacles, and not designed, produced and planned with any intention of use or resale for "High Risk Activities" - the activities resulting in loss of life, personal injury or the causing of serious harm to people and the environment; for example, those of nuclear facilities, air flight systems, communications systems, air traffic control, life support systems, or the online control of military systems. NAC clearly denies explicit and implicit guarantees regarding any compatibility with such high risk activities.


Article 6. Conditions for Payment

     With the exception of any special agreement stated in the payment conditions, you shall pay the support fee to NAC's specified bank account within 30 days of acceptance of the bill. In the event that you delay your payment, NAC may levy a delinquency charge of 1% of the monthly interest of the outstanding balance.


Article 7. Dissolution of Contract

1. Except in the cases set forth in this Article, you may not terminate the Support Contract Agreement prior to the completion of the term of the Agreement.

2. The parties concerned may cancel this agreement immediately, if (i) the counterpart conducts illegal business activities and (ii) the counterpart fails to comply with the obligations or violates the limitations defined by this agreement.

3. NAC may terminate the Support Contract Agreement without notification to you in the event that you violate the rules of the Support Contract Agreement and do not rectify the violation, despite receiving admonition for rectification documented by NAC, within 30 days after the admonition. In this case, you must pay your outstanding balance to NAC immediately. In the event that the Support Contract Agreement is terminated based on this Article, you will lose the right to receive the remaining support and NAC will not make any refund for the remaining service.

4. NAC may terminate the Support Contract Agreement by giving 60 days prior notice. Where your right to receive the service remains, NAC may end the right to receive the service by buying back the remaining contract period at the time of the termination based on the remaining proportion of the agreed fee.

Article 8. Force Majeure

     NAC shall not be responsible for failure or the delay of support practices based on the Support Contract Agreement due to strike, shortage, riot, rebellion, fire, flood, storm, explosion, natural disaster, war, activities of government, labor conditions, earthquake and any other reasons that are beyond the control of the concerned parties. The obligations based on the Support Contract Agreement may be suspended until the cause of the failure of the practices is resolved. NAC will make a commercially appropriate effort to minimize such an effect and recover appropriate conditions.


Article 9. Non-disclosure

     Information regarding the parties and the Product, which any of the parties obtain in the process of support practices, is the classified information of the disclosing party. The obtaining party must not disclose such information to any third party, without obtaining prior permission documented by the disclosing party.

     Any information that falls into any of the following categories is not considered as classified information:

(i) Information that has been already publicized at the point of the disclosure;

(ii) Information that is publicized after the disclosure by any party, but not of the responsibility of the obtaining party;

(iii) Information legally obtained from a third party, having the appropriate right for the disclosure;

(iv) Information independently developed by the obtaining party without reference to the classified information;

(v)   Information disclosed by Law or by court order.


Article 10. General Clause

     Subject to the prior written notification, NAC may withhold the right to audit its customers regularly in order to confirm compliance with the support contract terms. NAC may commission the support practices based on the Support Contract Agreement to a third party. Japanese law applies to the Support Contract Agreement. Contracts for the International Sale of Goods by the United Nations does not apply. The Support Contract Agreement is a complete contract between you and NAC and is given priority over all previous written or oral agreements and understandings in terms of deals relating to the Support Contract Agreement. The terms of the Support Contract Agreement will not be amended unless the authorized representative of NAC confirms the intention to do so in writing. Even in the event that any part of the Support Contract Agreement becomes invalid, NAC agrees that such invalidation will not affect the effectiveness of the rest of the Support Contract Agreement. NAC, on occasions, may request your permission for publicizing information about you as a user of the Product, and, with respect to your cases of implementation, recommenda and refer to your services. However, it is not your obligation to disclose your classified information and this should not be interpreted in such a manner.


SEPARATE STATEMENT:

     PROVISION OF CONNECT SUPPORT FOR WEBSHIELD E500 APPLIANCE

     The technical support of Connect Support for this product provided via communication line is done subject to the following terms and conditions.

1.   Personnel

     Connect Support shall be provided to the personnel who have been registered subject to the registration process prescribed by NAC.

2.   Inquiry

     Inquiry shall be made only through telephone or facsimile to support line designated by NAC or e-mail to designated address. Support is provided in the Japanese language to inquiry from only inside of Japan in principle. The costs of communication arising from inquiry by you shall be borne by you.

3.   Support time

     9:00-21:00, Monday through Friday (except public holidays, beginning and end of year, and holidays designated by NAC)

4.   Response time

     NAC will give the first response to you within the defined hours, depending on the "Security Level" set by NAC at the time of inquiry receipt and according to the definitions on a "Security Level List" displayed on the private Web site.

5.   Other support

     - provide private Web site

     - service for providing various information

6.   Support ID

     NAC issues identifier for receiving the support ("Support ID") in registration process. You shall control received Support ID with care. You may not assign, rent and sell received Support ID irrespective of reason. If you acknowledge unauthorized use of Support ID, you shall immediately notify NAC.

7.   Other

(1) You shall reasonably cooperate in isolating and reproducing Software problems.

(2) In the event that the person in charge, e-mail address, telephone number, facsimile number, address, company's name and the other data registered in the registration process are changed, you shall immediately notify NAC of such change. You agree that it is possible that NAC will not be able to provide support to you if you fail to register or give such notice.

(3)  NAC shall not warrant the availability of communications to NAC

(4) NAC shall not be liable for damage inured by you arising from the failure of notice from you, incorrectness of notice, or the event that is attribute to you.

(5) NAC may entrust the third party designated by NAC with performing of support, in whole or in part.

(6) The substance of support, technical information, know-how in connection herewith and the like which are exchanged between NAC and you other than those specifically set forth herein shall be owned by NAC. NAC may use, utilize, change, copy and sell them without your consent; provided that this provision does not apply to the information of you or in connection with your system obtained by NAC in the course of support.

(7) NAC may change these provisions by giving thirty days prior notice (including notice on web) to you.


PROVISION OF ENTERPRISE SUPPORT FOR WEBSHIELD E500 APPLIANCE

     The technical support of Enterprise Support for this product provided via communication line is done subject to the following terms and conditions.

1.   Personnel

     Connect Support shall be provided to the personnel who have been registered subject to the registration process prescribed by NAC.

2.   Inquiry

     Inquiry shall be made only through telephone or facsimile to support line designated by NAC or e-mail to designated address. Support is provided in the Japanese language to inquiry from only inside of Japan in principle. The costs of communication arising from inquiry by you shall be borne by you. Neither advice nor check at your office shall be provided, except for an "On-site Support" as defined below.

3.   Support time

     9:00-21:00, Monday through Friday (except public holidays, beginning and end of year, and holiday designated by NAC)

4.   Response time

     NAC will give the first response to you within the defined hours, depending on the "Security Level" set by NAC at the time of inquiry reception and according to the definitions on a "Security Level List" displayed on the private Web site.

5.   On-site support

     Depending on "damages" caused by this software, NAC may send support staff in accordance with its decision to offer support at your office ("On-site support" does not include the support of this hardware). On-site support is offered only between 09:00-17:00 within the support time as defined above, and may not be offered if the concerned site is located in remote places such as on an isolated island. "Damages" in this article refer to damages to NAC products. Support in this article does not include any on-line support for the purpose of virus infection termination and another fee shall be charged for such support, subject to separate conditions.

6.   Other support

     - provide private Web site

     - service for providing various information

     - assignment of an account manager in charge of your support (SAM)

     - holding of status meetings with you

     - service published as enterprise support by NAC as needed

7.   Support ID

     NAC issues identifier for receiving the support ("Support ID") in registration process. You shall control received Support ID with care. You may not assign, rent and sell received Support ID irrespective of reason. If you acknowledge unauthorized use of Support ID, you shall immediately notify NAC.

7.   Other

(1) You shall reasonably cooperate in isolating and reproducing Software problems.

(2) In the event that the person in charge, e-mail address, telephone number, facsimile number, address, company's name and the other data registered in the registration process are changed, you shall immediately notify NAC of such change. You agree that it is possible that NAC will not be able to provide support to you if you fail to register or give such notice.

(3)  NAC shall not warrant the availability of communications to NAC

(4) NAC shall not be liable for damage inured by you arising from the failure of notice from you, incorrectness of notice, or the event that is attribute to you.

(5) NAC may entrust the third party designated by NAC with performing of support, in whole or in part.

(6) The substance of support, technical information, know-how in connection herewith and the like which are exchanged between NAC and you other than those specifically set forth herein shall be owned by NAC. NAC may use, utilize, change, copy and sell them without your consent; provided that this provision does not apply to the information of you or in connection with your system obtained by NAC in the course of support.

(7) NAC may change these provisions by giving thirty days prior notice (including notice on web) to you.

     If you have any questions concerning these terms and conditions, please contact the nearest Network Associates office. http://www.nai.com.

     Network Associates Co., Ltd.
     20 Floor Shibuya Mark City West
     12-1, Dogenzaka 1-chome, Shibuya-ku, Tokyo